Exhibit 99.2

December 5, 2011

An update on certain operational matters

Dear Shareholders,

I wanted to provide you with an update on various key matters relating to the final pre-production stages of our proposed UK waste to energy plant.

Firstly, I am pleased to be able to tell you that we have recently received various notifications from OFGEM  (the regulatory body responsible for accreditation to produce and export energy to the UK power grid) that make it clear that, as soon as we have connected our generator(s) to the power grid with appropriate metering equipment, we will receive formal accreditation from them entitling us to receive Renewable Obligation Certificates (ROCs). This is clearly excellent news, since it underpins the theoretical operational profitability of the proposed plant.

To provide you with more detail, we have received the following specific notifications from OFGEM:

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They have formally confirmed that Verta is eligible now to claim ROC’s on the power that it generates for its own use and/or for export to the power grid.

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They have confirmed that our proposed feedstock (our processed used cooking oils and waste vegetable oils, which I refer to in this letter as “UCO”) has been formally classified as “100% Biomass”, which attracts 1.5 ROCs for each 1MW hour of electrical power generated, increasing to 2 ROC’s for each 1MW hour of combined heat and electrical power (“CHP”) generated. Our plan is to obtain the full ROC benefit by adopting a CHP approach at the plant. You can read more about ROCs and their importance to our business in our Corporate Presentation on our website (www.riv4ers.com).

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Whilst Verta will be required, as we expected, to produce sustainability reports on a regular basis to demonstrate to OFGEM that the source of UCO is from “Sustainable Supplies”, there will be no requirement for us to undertake any detailed sampling of the UCO, which is a requirement with many other renewable energy feedstocks, and therefore our administrative and cost burden will be less than many other renewable energy producers.  We have already planned the processes, which will routinely produce the required sustainability reports, and we see no issue here.

The only outstanding matter remaining, before we will receive formal OFGEM accreditation for ROC’s, is the purchase and installation of OFGEM approved meters to monitor the amount of electricity generated and exported to the power grid. This installation is a routine, planned pre-production step, which does not present any particular challenges. We plan to purchase and install the meters as soon as we have obtained the funds required and, once installed, we will inform OFGEM of the serial numbers of the meters for its records after which we expect to receive formal notification of accreditation such that we will be able to produce renewable energy, and commence claiming ROC’s in line with our planned production schedule.

In anticipation of starting to export electricity to the power grid we (i) are in advanced discussions with NEDL (the regional power grid operator) with a view to agreeing with them how we will operate within the grid infrastructure and obtaining their approval; (ii) have commenced preliminary discussions around the risk management profile that we wish to adopt in relation to the commercial contracts under which we will sell electricity and the form of power purchase agreements that we expect to enter into in the context of that risk profile and (iii) have secured (by way of deposit) the key switchgear, transformers and associated infrastructure required to export up to 7MW to the regional power grid.

Secondly, we have announced today that we have extended the backstop date for our previously announced share purchase contract with ML Oils from November 30 to December 31. The acquisition of ML, which is an established waste oil procurement and handling company, is an important first step in our vertical integration strategy.

2011 has been a landmark year for Four Rivers – a tremendous amount of work has gone into establishing the operational and commercial foundations for the planned business, such that all the key elements are now all coming together. Subject to obtaining the  financing necessary, your board expects that production will commence in the first half of 2012. Our operational plans are fully developed and the growth in production volume has been designed on a modular basis such that we can grow production volumes on a step-by-step basis as we increase our supply of feedstock (through our various vertical integration strategies, which are described in the corporate presentation on our web-site) and gain access to further capital, which will be needed to fuel iterative growth.

Yours sincerely

Stephen Padgett

Chief Executive Officer